                                                                   EXHIBIT 99.1

(AASTROM HEADER)

FOR IMMEDIATE RELEASE

CONTACTS:   Kris M. Maly or                    Cameron Associates
            Becky Anderson                     Kevin McGrath - Institutions
            Investor Relations Department      Phone:  (212) 245-4577
            Aastrom Biosciences, Inc.          Alyson Nikulicz - Media
            Phone:  (734) 930-5777             Phone:  (212) 554-5464

                         TIMOTHY M. MAYLEBEN ELECTED TO
                     AASTROM BIOSCIENCES' BOARD OF DIRECTORS

ANN ARBOR, MICHIGAN, JUNE 22, 2005 -- Aastrom Biosciences, Inc. (Nasdaq: ASTM) announced today that Timothy M. Mayleben has been elected to the Company's Board of Directors. Mr. Mayleben's election became effective June 20, 2005 per unanimous written consent of Aastrom's Board of Directors.

"Mr. Mayleben's broad expertise in both the financial and operational management of a successful biotechnology company will be of great value to Aastrom as we move through the development process," said R. Douglas Armstrong, Ph.D., Chief Executive Officer and Chairman of Aastrom. "We particularly look forward to his experience in the public biotechnology sector."

Mr. Mayleben has more than two decades of experience including his most recent executive position as Chief Operating Officer of Esperion Therapeutics, now a division of Pfizer Global Research & Development. He joined Esperion in late 1998 as Chief Financial Officer. While at Esperion, Mr. Mayleben led the raising of more than $200 million in venture capital and institutional equity funding over five and one-half years and then negotiated the acquisition of Esperion by Pfizer in December 2003. Prior to joining Esperion, Mr. Mayleben held various senior and executive management positions at Transom Technologies, Inc., now part of Electronic Data Systems, Inc., and Applied Intelligent Systems, Inc., which was acquired by Electro-Scientific Industries, Inc. in 1997. Mr. Mayleben holds an MBA with distinction from the J.L. Kellogg Graduate School of Management at Northwestern University, and a BBA from the University of Michigan Business School.

ABOUT AASTROM BIOSCIENCES, INC.

Aastrom Biosciences, Inc. (Nasdaq: ASTM) is developing patient-specific products for the repair or regeneration of human tissues, utilizing the Company's proprietary adult stem cell technology. Aastrom's strategic position in the tissue regeneration sector is enabled by its proprietary Tissue Repair Cells
(TRCs), a mix of bone marrow-derived adult stem and progenitor cells, and the AastromReplicell(R) System, an industry-unique automated cell production platform used to produce cells for clinical use. TRCs are the core component of the products Aastrom is developing for severe bone fractures, ischemic vascular disease, jaw reconstruction and spine fusion, with Phase I/II level clinical trials active in the U.S. and EU for some of these indications.

For more information, visit Aastrom's website at www.aastrom.com.

This document contains forward-looking statements, including without limitation, statements regarding product development objectives, commercial introduction and expansion goals, and market development plans, which involve certain risks and uncertainties. The forward-looking statements are also identified through use of the words "planned," and other words of similar meaning. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the results obtained from clinical trial activities, regulatory approval requirements, and the availability of resources. THESE AND OTHER SIGNIFICANT FACTORS ARE DISCUSSED IN GREATER DETAIL IN AASTROM'S ANNUAL REPORT ON FORM 10-K AND OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                       ###